EXHIBIT (p)(1) CODE OF ETHICS ________ Eaton Vance Corp. Eaton Vance Management Boston Management and Research Eaton Vance Investment Counsel Eaton Vance Distributors, Inc. Eaton Vance Funds

Effective: September 1, 2000 (as revised June 15, 2009)

Internal Use Only

TABLE OF CONTENTS
Table of Contents
Governing Principles
Part I.	Policy on Personal Securities Transactions
Part II.	Code of Business Conduct and Ethics for Directors, Officers and
Employees
General Provisions
Appendix 1.	Procedures for Policy on Personal Securities Transactions
(not part of the Code of Ethics)
Appendix 2.	Policies to Implement Eaton Vance’s Policy Against Insider Trading
(not part of the Code of Ethics)
Appendix 3.	Restricted Securities List Procedures
(not part of the Code of Ethics)
Appendix 4.	Foreign Corrupt Practices Act Policy
(not part of the Code of Ethics)
GOVERNING PRINCIPLES

You have the responsibility at all times to place the interests of Clients first, to not take advantage of Client transactions, and to avoid any conflicts, or the appearance of conflicts, with the interests of Clients. The Policy on Personal Securities Transactions provides rules concerning your personal transactions in Securities that you must follow in carrying out these responsibilities. You also have a responsibility to act ethically, legally, and in the best interests of Eaton Vance and our Clients at all times. The Code of Business Conduct and Ethics sets forth rules regarding these obligations. You are expected not only to follow the specific rules, but also the spirit of the Code of Ethics. The Company is required by law to have a Code of Ethics, but the Eaton Vance Code of Ethics goes well beyond the minimum legal requirements.

PART I POLICY ON PERSONAL SECURITIES TRANSACTIONS ______________ DEFINITIONS

     Company refers to each of Eaton Vance Corp. (EVC), Eaton Vance Management (EVM), Boston Management and Research (BMR), Eaton Vance Investment Counsel (EVIC), and Eaton Vance Distributors, Inc. (EVD), and each Fund.

     Fund is each investment company registered under the Investment Company Act of 1940 for which EVM or BMR acts as the investment adviser or, if such investment company has no investment adviser, for which EVM or BMR acts as the administrator/manager (non-advisory) and EVD acts as the principal distributor. Sub-advised Fund is each investment company registered under the Investment Company Act of 1940 for which EVM or BMR acts as the investment sub-adviser. Non-advised Portfolio is each investment company registered under the Investment Company Act of 1940 which has an investment adviser or sub-adviser other than EVM or BMR, and in which a Fund invests all of its investable assets.

     Client is any person or entity, including a Fund, a Sub-advised Fund, and a client for which EVM, BMR or EVIC provides investment advisory services.

Access Person is each of the following:

(1)	a director, trustee, or officer of a Fund, of EVM, of BMR, or of EVIC;
(2)	a director, trustee, or officer of a Non-advised Portfolio, who is not also an employee or officer of the investment adviser of such Non-
advised Portfolio;
(3)	an employee, consultant, or intern of EVC, EVM, BMR, EVIC, or a
Fund who, in connection with his or her regular functions or duties, makes, participates in, or has access to nonpublic information regarding the purchase or sale of Securities by a Client, or whose functions relate to the making of any recommendations with respect to the purchases or sales (including a portfolio manager, investment counselor, investment analyst, member of the trading department, most administrative personnel in the investment counselor
department, the equity investment department, and each income investment department, and certain members of the information technology department and fund administration department) or who, in connection with his or her regular functions has access to nonpublic information regarding such recommendations (including certain members of the fund administration department and information technology department);
(4)	an employee, consultant, or intern of EVC, EVM, BMR, EVIC, or a
Fund who, in connection with his or her regular functions or duties has access to nonpublic information regarding portfolio holdings of a
Fund or Sub-advised Fund (including a portfolio manager, investment analyst, member of the trading department, most administrative personnel in the equity investment department and each income investment department, and certain members of the information technology department, corporate communications department, and fund administration department);
(5)	a natural person in a control relationship to a Fund or EVM, BMR or
EVIC who obtains nonpublic information concerning
recommendations made to the Fund or other Client with regard to the purchase or sale of Securities by the Fund or other Client;
(6)	a director or officer of EVD who, in the ordinary course of business, makes, participates in, obtains or, in EVD’s judgment, is able to obtain nonpublic information regarding, the purchase or sale of
Securities by a Fund, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to a
Fund regarding the purchase or sale of Securities.

Employees and officers of an investment adviser or sub-adviser of any Non-advised Portfolio will be covered by the code of ethics of that investment adviser or sub-adviser. If any Fund or Sub-advised Fund has an investment adviser or sub-adviser other than EVM or BMR, the employees and officers of that investment adviser or sub-adviser will be covered by the code of ethics of that investment adviser or sub-adviser. The codes of ethics of each investment adviser or sub-adviser to a Fund or Non-advised Portfolio other than EVM or BMR will be approved by the Board of Trustees of the Fund, Sub-advised Fund or Non-advised Portfolio, as appropriate.

Investment Professional is each of the following:

(1) an employee of EVC, EVM, BMR, EVIC, or of a Fund or Sub-
advised Fund, who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities by the Fund, Sub-advised Fund or other Client (including a portfolio manager, an investment counselor, and an investment analyst); and
(2) a natural person who controls a Fund or EVM, BMR or EVIC and who obtains information concerning recommendations made to the
Fund or other Client with regard to the purchase or sale of securities by the Fund or other Client.

Every Investment Professional is also an Access Person.

     Reporting Person is each registered representative and registered principal of EVD.

     Independent Fund Trustee is a trustee of a Fund or a Non-advised Portfolio who is not an “interested person” of the fund (as determined under the Investment Company Act of 1940).

     Immediate Family of any person includes his or her spouse, minor children, and relatives living in his or her principal residence.

Designated Broker is any one of the following broker-dealer firms:

  Charles Schwab;
  E*Trade;
  Fidelity;
  Merrill Lynch;
  Morgan Stanley;
  Smith Barney;
  TD Ameritrade; or
  UBS.

     Securities means notes, stocks, treasury stocks, bonds, debentures, evidences of indebtedness, certificates of interest or participation in any profit sharing agreement, collateral trust certificates, pre-organization certificates or subscriptions, transferable shares, investment contracts, voting trust certificates, certificates of deposit for a security, fractional undivided interests in oil, gas, or other mineral rights, puts, calls, straddles, options, or privileges on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or puts, calls, straddles, options, or privileges entered into on a national securities exchange relating to foreign currency, or, in general, any interests or instruments commonly known as “securities,” or any certificates of interest or participation in, temporary or interim certificates for, receipts for, guarantees of, or warrants or rights to subscribe to or purchase any of the foregoing, but do not include shares issued by open-end investment companies registered under the Investment Company Act of 1940 except as noted below, direct obligations of the government of the United States, bankers acceptances, bank certificates of deposit, commercial paper, or high quality short-term debt instruments, including repurchase agreements. Shares of Funds or Sub-advised Funds (unless the Fund or Sub-advised Fund is a money market fund) and shares of exchange traded funds (whether organized as an open-end investment company or a unit investment trust) are Securities for the purposes of this Policy.

     Initial Public Offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

     Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505 or rule 506 under the Securities Act of 1933. A Limited Offering thus includes an offering commonly referred to as a private placement, as well as a non-public offering in limited amounts available only to certain investors. A Limited Offering includes any offer to you to purchase any Securities, whether stock, debt securities, or partnership interests, from any entity, unless those Securities are registered under the Securities Act of 1933 (that is, are publicly offered/publicly traded Securities).

     Large Cap Issuer is an issuer of Securities with an equity market capitalization of more than $2 billion.

A. Applicability of the Policy

     Who is Covered. A part of this Policy applies to all Company employees. Other parts apply only to Access Persons, Investment Professionals, or Reporting Persons. The Company will notify you if you are in one of these categories.

     This Policy covers not only your personal Securities transactions, but also those of your Immediate Family (your spouse, minor children, and relatives living in your principal residence).

     What Accounts are Covered. This Policy applies to Securities transactions in all accounts in which you or members of your Immediate Family have a direct or indirect beneficial interest, unless the Compliance Attorney determines that you or they have no direct or indirect influence or control over the account. Normally, an account is covered by this Policy if it is (a) in your name, (b) in the name of a member of your Immediate Family, (c) of a partnership in which you or a member of your Immediate Family are a partner with direct or indirect investment discretion, (d) of a trust of which you or a member of your Immediate Family are a beneficiary and a trustee with direct or indirect investment discretion, and (e) of a closely held corporation in which you or a member of your Immediate Family hold shares and have direct or indirect investment discretion.

When You Must Use a Designated Broker. All Securities accounts of (a)

Reporting Persons or Access Persons opened on or after October 1, 2008 or (b) persons who become Reporting Persons or Access Persons on or after October 1, 2008 must be maintained with one or more Designated Brokers. Persons who become Reporting Persons or Access Persons on or after October 1, 2008 must initiate movement of existing accounts to one or more Designated Brokers within 30 calendar days of the

Company notifying them of their status as a Reporting Person or Access Person. These requirements apply only to Access Persons and Reporting Persons who are employees of EVC, EVM, BMR, EVIC and/or EVD.

     If based on the paragraph above one or more of your Securities accounts must be maintained with a Designated Broker, you may nevertheless hold that account with a broker, dealer or bank other than a Designated Broker if:

  the account holds only shares of EVC stock and is held with A.G. Edwards or Computershare;
  the account includes only shares of Fund and Sub-advised Funds and is held with such Fund’s transfer agent;
  the account includes only shares of Funds or Sub-advised Funds purchased through the Company’s retirement plans;
  the account is a retirement account you established through a prior employer, or as part of a DRIP or ESOP investment program; or
  the account is subject to a code of ethics or similar policy applicable to a member of your Immediate Family requiring an account be held at an entity other than a Designated Broker.

B. Rules Applicable to All Employees

     Reminder: When this Policy refers to “you” or your transactions, it includes your Immediate Family and accounts in which you or they have a direct or indirect beneficial interest. See section A, “Applicability of the Policy,” above. The procedure for obtaining pre-clearance is explained in Appendix 1, Procedures for Policy on Personal Securities Transactions (“Procedures”).

     1. Pre-clearance: EVC Stock. You must pre-clear all purchases and sales of EVC stock with the Treasurer of EVC, except that you do not have to pre-clear (1) purchases pursuant to the EVC Employee Stock Purchase Plan or to the exercise of any EVC stock option agreement, (2) bona fide gifts of EVC stock that you receive, (3) bona fide gifts of EVC stock that you make to nonprofit organizations qualified under Section 501(c)(3) of the Internal Revenue Code, or (4) automatic, non-voluntary transactions, such as stock dividends, stock splits, or automatic dividend reinvestments. NOTE: The purchase or sale of publicly traded options on Eaton Vance stock is prohibited.

     There are times when transactions in EVC stock are routinely prohibited, such as prior to releases of earnings information. Normally you will be notified of these blackout periods.

     2. Pre-clearance: Certain Eaton Vance Closed-End Funds. You must pre-clear all purchases and sales of shares of exchange-listed, closed-end Funds. You do not have to pre-clear transactions in shares of Eaton Vance closed-end, continuously offered bank loan interval Funds, which are more similar to open-end funds. You may obtain a list of all of these Funds from the Chief Compliance Officer.

     3. Reporting Requirements. You must ensure that the broker-dealer you use sends to the Compliance Assistant copies of confirmations of all purchases and sales of EVC stock and of Eaton Vance closed-end Funds that you were required to pre-clear. If you are an Access Person required to file reports of personal Securities transactions, these purchases and sales must be included.

     4. Prohibited Transactions. You are prohibited from purchasing or selling any security, either personally or for any Client, while you are in the possession of material, non-public information concerning the security or its issuer. Please read Appendix 2 to the Code of Ethics, Policies and Procedures in Prevention of Insider Trading.

     5. Transactions in Shares of Funds and Sub-advised Funds and Interests in Non-advised Portfolios. You must comply with all prospectus restrictions and limitations on purchases, sales or exchanges of Fund or Sub-advised Fund shares or Non-advised Portfolio interests when you purchase, sell or exchange such shares or interests.

     6. Reporting Violations. If you have knowledge of any violations of this Code, you must promptly report, in good faith, the situation to the Chief Compliance Officer.

C. Rules Applicable to Reporting Persons

     In addition to the “Rules Applicable to All Employees” in section B above, if you are a Reporting Person, you are required to provide the following reports of your Securities accounts to the Compliance Assistant. Remember that your reports also relate to members of your Immediate Family and the accounts referred to under section A, “Applicability of the Policy,” above. Please review the definition of Securities in the “Definitions” section of the Code of Ethics above. Securities include not only publicly traded stocks and bonds, including shares of EVC, all closed-end funds (including interval funds), and Funds and Sub-advised Funds, but also stock in closely held corporations, partnership interests, and derivatives. Securities do not include shares issued by open-end investment companies registered under the Investment Company Act of 1940 (other than the Funds and Sub-advised Funds), direct obligations of the government of the United States, bankers acceptances, bank certificates of deposit, commercial paper, or high quality short-term debt instruments, including repurchase agreements.

     1. Initial Report of Accounts. Within ten (10) days of becoming a Reporting Person, you must submit to the Compliance Assistant a report of all your Securities accounts covered by the Policy. The report must include the following information:

a. Account name; b. Name of broker, dealer or bank; c. Account number; and d. Date account was opened.

     2. Report of New Accounts. Prior to opening any new Securities account covered by the Policy or placing an order for the purchase or sale of any Security with any new broker, dealer or bank, you must submit a report to the Compliance Assistant including the information outlined in section C.1 above.

     3. Quarterly Account Report. Within thirty (30) days after the end of each calendar quarter, you must submit to the Compliance Assistant a report of your Securities accounts including the information outlined in section C.1 above.

     Note: If as of May 1, 2008 you were (a) subject to the reporting requirements under the “Personal Securities Transactions” section of EVD’s Written Supervisory Procedures and (b) in compliance with those requirements, you will not be required to submit the report required by section C.1. In addition, if you are both a Reporting Person and an Access Person under the Code of Ethics and you comply with all the requirements of section D “Rules Applicable to Access Persons” you will not be required to submit the report required by section C.3.

D. Rules Applicable to Access Persons

     If you are an Access Person, you are subject to the following rules, in addition to the “Rules Applicable to All Employees” in section B above.

     Reminder: When this Policy refers to “you” or your transactions, it includes your Immediate Family and accounts in which you or they have a direct or indirect beneficial interest, and over which you or they exercise direct or indirect influence or control. See section A, “Applicability of the Policy,” above. Check the definition of “Securities” and of other capitalized terms in the “Definitions” section of the Code of Ethics above.

     1. Pre-Clearance: All Securities. You must pre-clear all purchases and sales of Securities, except that you do not have to pre-clear:

(1)	a purchase of equity Securities of a Large Cap Issuer (with a market capitalization of more than $2 billion), if the value of such purchase, together with the value all of your purchases of equity Securities of that Large Cap Issuer in the previous six (6) days, would not exceed $25,000;
(2)	a sale of equity Securities of a Large Cap Issuer, if the value of such sale, together with the value all of your sales of equity Securities of that Large Cap Issuer in the previous six (6) days, would not exceed $25,000;
(3)	a purchase of investment grade, non-convertible debt Securities, if the value of such purchase, together with the value all of your purchases of investment grade, non-convertible debt Securities of the same issuer in the previous six (6) days, would not exceed $25,000;
(4)	a sale of investment grade, non-convertible debt Securities, if the value of such sale, together with the value all of your sales of investment grade, non-convertible debt Securities of the same issuer in the previous six (6) days, would not exceed $25,000;

(5)	a purchase (including through an exchange) of Securities of a Fund or a Sub-advised Fund;
(6)	a redemption (including through an exchange) of Securities of a Fund or a Sub-advised Fund;
(7)	a purchase of any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, if the value of such purchase together with the value of all such purchases with respect to a given currency in the previous six (6) days would not exceed $25,000;
(8)	a sale of any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, if the value of such sale together with the value of all such sales with respect to a given currency in the previous six (6) days would not exceed $25,000
(9)	a bona fide gift of Securities that you receive or a bona fide gift of Securities that you make to any nonprofit organization qualified under Section 501(c)(3) of the Internal Revenue Code ;
(10)	an automatic, non-voluntary transaction, such as a stock dividend, stock split, spin-off, and automatic dividend reinvestment; or
(11)	a transaction pursuant to a tender offer that is applicable pro rata to all stockholders.

     The exemptions from pre-clearance in clauses (1) through (4) above do not apply to trading in any Security that is placed on a restricted list (for example, because the Company is in the possession of material inside information about the issuer). Further, the Chief Compliance Officer may suspend your use of the exemptions from pre-clearance in clauses (1) through (8) if he or she concludes that you have engaged in excessive personal trading or that pre-clearance by you is otherwise warranted.

     You are responsible for determining if an issuer is a Large Cap Issuer; you may consult an appropriate Internet website for this purpose, such as Yahoo:Finance. Remember that you must always pre-clear all purchases and sales of EVC stock even if EVC is a Large Cap Issuer. See section B.1, “Pre-Clearance: EVC Stock,” above. Investment Professionals have additional pre-clearance obligations. See section E, “Additional Rules Applicable to Investment Professionals,” below.

     You will not receive pre-clearance of a transaction for any Security at a time when there is a pending buy or sell order for that same Security for a Client, or when other circumstances warrant prohibiting a transaction in a particular Security. Remember that the term “Security” is broadly defined. For example, an option on a Security is itself a Security, and the purchase, sale and exercise of the option is subject to pre-clearance.

A pre-clearance approval normally is valid only during the day on which it is given. Pre-clearance procedures are set forth in the attached Procedures.

     If you are a fund trustee who is not an employee of a Company, you do not have to pre-clear a transaction unless you knew or, in the ordinary course of fulfilling your official duties as a trustee, should have known that during the fifteen (15) day period immediately before or after your transaction in a Security, the fund purchased or sold the Security, or the fund or its investment adviser considered purchasing or selling the Security.

     2. Holding Period: Eaton Vance Closed-End Funds. Directors and officers of closed-end Funds (including bank loan interval Funds), and certain Access Persons involved in managing such Funds, are prohibited by the federal securities laws from purchasing and selling, or selling and purchasing, shares of these Funds within six (6) months, and must file SEC Forms 4 regarding their transactions in shares of these funds. If you are in this category, the Chief Compliance Officer (or his designee within the Legal Department) will notify you and assist you in filing these Forms, and you will not receive pre-clearance for any purchase or sale that would violate the six-month restriction. Therefore, if you are in this category, you should expect to hold the shares you purchase for at least six (6) months.

     3. Prohibited and Restricted Transactions. The following transactions are either prohibited without prior approval, or are discouraged, as indicated. The procedures for obtaining approval are in the Procedures, attached as Appendix 1. These restrictions do not apply to fund trustees who are not employees of a Company.

     a. Initial Public Offerings. You may not purchase or otherwise acquire any Security in an Initial Public Offering. You may apply to the Chief Compliance Officer and the Investment Compliance Officer for prior written approval to purchase or acquire a Security in an Initial Public Offering, but approval will be granted only in rare cases that involve extraordinary circumstances. Accordingly, the Company discourages such applications. You might be given approval to purchase a Security in an Initial Public Offering, for example, pursuant to the exercise of rights you have as an existing bank depositor or insurance policyholder to acquire the Security in connection with the bank’s conversion from mutual or cooperative form to stock form, or the insurance company’s conversion from mutual to stock form. The Company must maintain a record of any approval to acquire a Security in an Initial Public Offering, with the reasons supporting the approval, for at least five (5) years after the end of the fiscal year in which the approval is granted.

     b. Limited Offerings. You may not purchase or otherwise acquire any Security in a Limited Offering, except with the prior approval from the Chief Compliance Officer and the Investment Compliance Officer. (Remember that a Limited Offering, as defined, includes virtually any Security that is not a publicly traded/listed Security.) Such approval will only be granted where you establish that there is no conflict or appearance of conflict with any Client or other possible impropriety (such as where the Security in the Limited Offering is appropriate for purchase by a Client, or when your participation in the Limited Offering is suggested by a person who has a business relationship with any Company or expects to establish such a relationship). Examples where approval might be granted, subject to the particular facts and circumstances, are a personal investment in a private fund or limited partnership in which you would have no involvement in making recommendations or decisions, or your investment in a closely held corporation or partnership started by a family member or friend. The Company must maintain a record of any approval to acquire a Security in a Limited Offering, with the reasons supporting the approval, for at least five (5) years after the end of the fiscal year in which the approval is granted.

     c. Short Sales. You may not sell short any Security, except that you may (i) sell short a Security if you own at least the same amount of the Security you sell short (selling short “against the box”) and (ii) sell short U.S. Treasury futures and stock index futures based on the S&P 500 or other broad based stock indexes.

     d. Naked Options. You may not engage in option transactions with respect to any Security, except that you may purchase a put option or sell a call option on Securities that you own. You may not engage in the purchase or sale of publicly-traded options on shares of Eaton Vance stock.

     e. Short-term Trading. You are strongly discouraged from engaging in excessive short-term trading of Securities. The purchase and sale, or sale and purchase, of the same or equivalent Securities within sixty (60) days are generally regarded as short-term trading.

     4.(a) Prohibited Transactions: Bank Loan Department. If you are an Access Person in the Bank Loan Department, you may not purchase or sell any Security issued by an entity (i) that is the borrower under a loan interest held in a Client’s portfolio, or (ii) listed on the Schedule of Limited Personnel and Listed Public Issuers maintained by the Bank Loan Department. In addition, you may not purchase or sell any Security issued by an entity that is the borrower under a loan interest that was or is being evaluated for purchase for a Client and was not purchased, until the 181st day after the decision was made not to purchase the loan interest.

     (b) Prohibited Transactions: High Yield Department. If you are an Access Person in the Bank Loan Department, you may not purchase or sell any Security issued by an entity that is the borrower under a loan interest held in a Client’s portfolio that is found on the High Yield Department’s Restricted List. In addition, you may not purchase or sell any Security issued by an entity that is the borrower under a loan interest that was or is being evaluated for purchase for a Client and was not purchased that is found on the High Yield Department’s Restricted List, until the 181st day after the decision was made not to purchase the loan interest.

     5. Prohibited Transactions: Equity and Counselors Departments. If you are an Access Person in the Equity or Counselors Department, you may not purchase or sell any Security until the seventh (7th ) day after any (a) Analyst Select Portfolio activity regarding that Security (whether an addition, increased position, deletion, decreased position, or rating change), or (b) addition or deletion of such Security from the Counselors Focus Portfolio, or (c) change in the rating of that Security in the Monitored Stock List (i) from 1, 2 or 3 to 4 or 5, or (ii) from 3, 4 or 5 to 1 or 2, in each case to provide sufficient time for Client transactions in that Security before personal transactions in that Security. In addition, the Chief Compliance Officer may require other Access Persons with access to any of the Analyst Select Portfolio, Counselors Focus Portfolio or Monitored Stock List to adhere to the restrictions in this paragraph upon written notice to such Access Person by the Chief Compliance Officer.

     6. Prohibited Transactions: Managed Account Operations Department. If you are an Access Person in the Managed Account Operations Department, you may not purchase or sell any Security until the second (2nd) day after any communication or notice (verbal or written) of a pending program trade.

     7. Investment Clubs. You may not be a member of an investment club that trades in and owns Securities in which members have an interest. Such an investment club is regarded by this Policy as your personal account, and it is usually impracticable for you to comply with the rules of this Policy, such as pre-clearance of transactions, with respect to that investment club. If you were a member of an investment club and a Company employee on September 1, 2000, you may either (i) resign from the club by January 31, 2001 or promptly upon becoming an Access Person, and until your resignation is effective you may not influence or control the investment decisions of the club, or (ii) you may continue as a member, but only if the club is regarded as your personal account and you (and the club) meet all of the requirements of this Policy with respect to every securities transaction by the club, including pre-clearance, prohibited and restricted transaction, and reporting requirements.

     8. Reporting Requirements. You are required to provide the following reports of your Security holdings and transactions to the Compliance Assistant. Remember that your reports also relate to members of your Immediate Family and the accounts referred to under section A, “Applicability of the Policy,” above. Please review the definition of Securities in the “Definitions” section of the Code of Ethics above. Securities include not only publicly traded stocks and bonds, including shares of EVC, all closed-end funds (including interval funds), and Funds and Sub-advised Funds, but also stock in closely held corporations, partnership interests, and derivatives. Securities do not include shares issued by open-end investment companies registered under the Investment Company Act of 1940 (other than the Funds and Sub-advised Funds), direct obligations of the government of the United States, bankers acceptances, bank certificates of deposit, commercial paper, or high quality short-term debt instruments, including repurchase agreements.

Please refer to the attached Procedures for reporting procedures and forms.

     a. Initial Report of Holdings. Within ten (10) days after you become an Access Person, you must submit to the Compliance Assistant a report of your holdings of Securities, including the title, type, exchange ticker or CUSIP number (if applicable), number of shares and principal amount of each Security held as of a date not more than forty-five (45) days before you became an Access Person. Your report must also include the name of any broker, dealer or bank with whom you maintain an account for trading or holding any type of securities, whether stocks, bonds, mutual funds, or other types and the date on which you submit the report to the Compliance Assistant.

     If you are an Independent Fund Trustee, you do not have to provide an initial report.

     b. Annual Report of Holdings. After January 1 and before January 20 of each year, you must submit to the Compliance Assistant a report of your holdings of Securities, current within forty-five (45) days before the report is submitted, including the title, type, exchange ticker or CUSIP number (if applicable), number of shares and principal amount of each Security. Your report must include the name of any broker, dealer or bank with whom you maintain an account for trading or holding any type of securities, whether stocks, bonds, mutual funds, or other types and the date on which you submit the report to the Compliance Assistant.

     If you are an Independent Fund Trustee, you do not have to provide an annual report.

     c. Quarterly Transaction Report. Within thirty (30) days after the end of each calendar quarter, you must submit to the Compliance Assistant a report of your transactions in Securities during that quarter, including the date of the transaction, the title, type, exchange ticker or CUSIP number (if applicable), the interest rate and maturity date (if applicable), and the number of shares and principal amount of each Security in the transaction, the nature of the transaction (whether a purchase, sale, or other type of acquisition or disposition, including a gift), the price of the Security at which the transaction was effected, and the name of the broker, dealer or bank with or through the transaction was effected. If you established an account with a broker, dealer or bank in which any Security was held during that quarter, you must also state the name of the broker, dealer or bank and the date you established the account on your report. The report must state the date on which you submit it to the Compliance Assistant.

     If you are an Independent Fund Trustee, you do not have to provide a quarterly transaction report unless you knew or, in the ordinary course of fulfilling your official duties as a trustee, should have known that during the fifteen (15) day period immediately before or after your transaction in a Security, the fund purchased or sold the Security, or the fund or its investment adviser considered purchasing or selling the Security.

     You do not have to submit a quarterly transaction report if (i) copies of all of your transaction confirmations and account statements are provided to the Compliance Assistant for that quarter (see paragraph 9, “Confirmations of Transactions and Account Statements,” below), or (ii) all of the information required in such report is, on a current basis, already in the records of the Company (as, for example, in the case of transactions in EVC stock through the EVC employee stock purchase plan or by the exercise of stock options).

     9. Confirmations of Transactions and Account Statements. You must ensure that each broker, dealer or bank with which you maintain an account send to the Compliance Assistant, as soon as practicable, copies of all confirmations of your

Securities transactions and of all monthly, quarterly and annual account statements. See section A, “Applicability of the Policy – What Accounts are Covered,” above.

     This requirement does not apply to (a) fund trustees who are not employees of a Company or (b) Securities transactions involving shares of a Fund or Sub-advised Fund where EVD acts as your broker.

     If you certify to the Compliance Assistance that the Compliance Assistant has received all of your confirmations and account statements by the date your quarterly transaction report is due, and if those confirmations and statements contain all of the information required in your quarterly transaction report, you do not have to submit that report.

E. Additional Rules Applicable to Investment Professionals

     If you are an Investment Professional, you are subject to the following rules, in addition to the “Rules Applicable to Access Persons” in section D above. Before engaging in any personal Securities transactions, please review those rules, which include pre-clearance and reporting requirements, as well as restricted transactions.

     The following rules relate to the requirement that transactions for Clients whose portfolios you manage, or for whom you make recommendations, take precedence over your personal Securities transactions, and therefore Clients must be given the opportunity to trade before you do so for yourself. In addition, it is imperative to avoid conflicts, or the appearance of conflicts, with Clients’ interests. While the following Securities transactions are subject to pre-clearance procedures, you are responsible for avoiding all prohibited transactions, and you may not rely upon the pre-clearance procedures to prevent you from violating these rules.

     Reminder: When this Policy refers to “you” or your transactions, it includes your Immediate Family and accounts in which you or they have a direct or indirect beneficial interest, and over which you or they exercise direct or indirect influence or control. See section A, “Applicability of the Policy,” above. Check the definition of “Securities” and of other capitalized terms in the “Definitions” section of the Code of Ethics above.

     1. Prohibited Transactions: All Investment Professionals. You may not cause or recommend a Client to take action for your personal benefit. Thus, for example, you may not trade in or recommend a security for a Client in order to support or enhance the price of a security in your personal account, or “front run” a Client.

2. Prohibited Transactions: Portfolio Managers and Investment Counselors.

     a. Personal Trades in Same Direction as Client. If you are a portfolio manager or an investment counselor, you may not purchase any Security for your personal account until one day after you have purchased that Security for Client portfolios that you manage. You may not sell any Security for your personal account until one day after you have sold that Security for Client portfolios that you manage.

     b. Personal Trades in Opposite Direction as Client: Seven-Day Blackout. If you are a portfolio manager or an investment counselor, you may not sell any Security for your personal account until the eighth (8th) day after you have purchased that Security for Client portfolios that you manage. You may not purchase any Security for your personal account until the eighth (8th) day after you have sold that Security for Client portfolios that you manage.

     c. Trading Before a Client. If you are a portfolio manager or an investment counselor, before you place an order to purchase a Security for a Client, you must disclose to the Investment Compliance Officer if you have purchased that Security for your personal account within the preceding seven (7) days. Depending upon the circumstances, there may be no impact on your prior purchase, or you may be required to sell that Security before it is purchased for the Client, or you may have to pay to the Client’s account the difference between your and the Client’s purchase price for the Security, if your price was lower. Before you place an order to sell a Security for a Client, you must disclose to the Investment Compliance Officer if you have sold that Security for your personal account within the preceding seven (7) days. Depending upon the circumstances, you may or may not be required to pay to the Client’s account the difference between your and the Client’s sales price for the Security, if your price was higher.

     Because your responsibility is to put your Client’s interests ahead of your own, you may not delay taking appropriate action for a Client in order to avoid potential adverse consequences in your personal account.

     3. Prohibited Transactions: Investment Analysts. If you are an investment analyst, before you purchase or sell a Security, Clients must be afforded the opportunity to act upon your recommendations regarding such Security. You may not purchase or sell any Security for which you have coverage responsibility unless either (i) you have first broadly communicated throughout the relevant investment group your research conclusion regarding that Security (through an Analyst Select Portfolio recommendation or Security rating, including the MSL security rating) and afforded suitable Clients sufficient time to act upon your recommendation (as set forth below), or (ii) you have first determined, with the prior concurrence of the Investment Compliance Officer, that investment in that Security is not suitable for any Client. If your research conclusions are not communicated through an Analyst Select Portfolio recommendation or Security rating, before you purchase or sell a Security for which you have coverage responsibility, you must first obtain the approval of the Investment Compliance Officer.

     a. Personal Trades Consistent with New or Changed Recommendations or Ratings. If you are an investment analyst, you may not purchase or sell any Security for which you have coverage responsibility until the third (3rd) business day after you have broadly communicated a new or changed recommendation or rating for such Security to the Investment Professionals in the relevant department, and then only if your transaction is consistent with your recommendation or rating.

     b. Personal Trades Inconsistent with New or Changed Recommendations or Ratings. If you are an investment analyst, you may not purchase or sell any Security for which you have coverage responsibility until the tenth (10th ) business day after you have broadly communicated your new or changed recommendation or rating for such Security to the Investment Professionals in the relevant department, if your transaction is inconsistent with your recommendation or rating. You must pre-clear any such transaction and disclose to the Investment Compliance Officer the reasons you desire to make a trade inconsistent with your recommendation or rating.

     c. Trading before Communicating a Recommendation or Rating. If you are an investment analyst who is in the process of making a new or changed recommendation or rating for a Security for which you have coverage responsibility, but you have not yet broadly communicated your research conclusions and recommendations or ratings for such Security to the Investment Professionals in the relevant department, you are prohibited from trading in that Security.

     4. Required Disclosures: Investment Analysts. If you are an investment analyst, before you make a recommendation that a Security be purchased, sold or held by a Client, you must disclose to the Investment Compliance Officer and to any Investment Professionals to whom you make the recommendation any direct or indirect beneficial interest you may have in that Security.

PART II

EATON VANCE CORP.
And SUBSIDIARIES

CODE OF BUSINESS CONDUCT AND ETHICS
For Directors, Officers and Employees

Adopted by the Board of Directors and effective on
October 31, 2004 (as revised February 1, 2005)

     Eaton Vance Corp. (“Corporation”) desires to be a responsible member of the various communities in which it does business and to assure the welfare of those dependent upon the continuation of the Corporation’s good health, namely its shareholders, employees, customers and suppliers. It is the policy of the Corporation to comply with all laws and to conduct its business in keeping with the highest moral, legal, ethical and financial reporting standards. The Corporation’s policies apply equally to employees at all levels, and this Code of Business Conduct and Ethics (“Code”) applies to all Subsidiaries of the Corporation (“Subsidiary” is a company of which the Corporation holds, directly or indirectly, all of the ownership interests) and their officers, directors, managers and employees to the same extent as those of the Corporation. Accordingly, the term “Corporation” in this Code includes each Subsidiary, unless otherwise indicated.

     The Corporation welcomes and appreciates the efforts of employees who communicate violations or suspected violations of this Code, and will not tolerate any form of retaliation against individuals who in good faith report possible misconduct even if, upon investigation, their suspicions prove to be unwarranted. To facilitate its compliance efforts, the Corporation has established a Business Conduct and Ethics Committee (“Ethics Committee”) consisting of the following officers of Eaton Vance Corp.: Executive Vice President; Chief Legal Officer; Chief Financial Officer; and Chief Administrative Officer.

     All officers and managers of the Corporation are responsible for communicating and implementing these policies within their specific areas of supervisory responsibility.

     Of course, no code of conduct can replace the thoughtful behavior of an ethical director, officer or employee, and the Corporation relies upon each individual within the organization to act with integrity, to use good judgment and to act appropriately in any given situation. Nevertheless, we believe that this Code can help focus the Eaton Vance Corp. Board of Directors (“Board”) and the Corporation’s management on areas of ethical risk, provide guidance to our personnel to help them to recognize and deal with ethical issues and help to foster a culture of honesty and accountability. We encourage each member of the Board (“Director”) and management and each other employee to review this Code carefully, ask any questions regarding the policies and procedures embodied in this Code to ensure that everyone understands each such policy and procedure and the overall intent of the Code, and make every effort to remain in full compliance with both the letter and spirit of this Code.

     Without limiting the generality of the above, the following presents the Corporation’s policy on specific topics concerning business ethics and legal compliance.

Conflicts of Interest

     The Corporation’s officers, Directors and employees have a duty to be free of conflicting interests that might influence their decisions when representing the Corporation. Consequently, as a general matter, our Directors, officers and employees are not permitted to maintain any conflict of interest with the Corporation, and should make every effort to avoid even the appearance of any such conflict. A “conflict of interest” occurs when an individual’s private interest interferes in any way - or even appears to interfere - with the Corporation’s interests as a whole. A conflict of interest can arise when a Director, officer or employee take actions or has interests that may make it difficult to perform his or her company work objectively and effectively or when a Director, officer or employee or a member of his or her family receives any improper personal benefits as a result of his or her position in the Corporation. Any officer or employee who believes that he or she may have a potential conflict of interest must report his or her concerns to a member of the Corporation’s Ethics Committee immediately. Any individual Director who believes that he or she has a potential conflict of interest must immediately report his or her concerns to the Chairman of the Board, who shall consult with the Ethics Committee on such matters.

     Without limiting the generality of this Code’s prohibition on conflicts of interest involving the Corporation’s officers, Directors and employees:

  The Corporation’s dealings with suppliers, customers, contractors and others should be based solely on what is in the Corporation’s best interest, without favor or preference to any third party, including close relatives.
  Employees who deal with or influence decisions of individuals or organizations seeking to do business with the Corporation shall not own interests in or have other personal stakes in such organizations that might affect the decision-making process and/or the objectivity of such employee, unless expressly authorized in writing by the chief executive officer of the Corporation after the interest or personal stake has been disclosed.
  Employees shall not do business on behalf of the Corporation with close relatives, unless expressly authorized in writing by the chief executive officer of the Corporation after the relationship has been disclosed.

Directors, officers and employees, while representing the Corporation, shall not seek or accept from any prospective or current provider of goods or services to the Corporation or any prospective or current investment management client of the Corporation (“Client”) any gift, favor, preferential treatment, or special arrangement of “Material Value.” “Material Value” includes such items as tickets for theater, musical, sporting or other entertainment events on a recurring basis; costs of transportation and/or lodging to locations outside of the Corporation’s headquarter city, unless approved in advance by an appropriate senior executive of the Corporation as having a legitimate business purpose; personal loans or guarantees of loans; or preferential brokerage or underwriting commissions or spreads or allocations of shares or interests in an investment. “Material Value” does not include occasional meals or social gatherings for business purposes; occasional tickets for theater, musical, sporting or other entertainment events conducted for business purposes; or occasional small gifts or mementos with a value of under $100.

     If you are an employee of Eaton Vance Distributors, Inc. (“EVD”), you are also subject to the rules of the National Association of Securities Dealers, Inc. (“NASD”). Please check with the Chief Compliance Officer of EVD if you have any questions about those rules.

     Certain conflicts of interest arise out of the relationship between officers of the Corporation and the investment companies sponsored or advised by the Corporation (the “EV Funds”), and are subject to provisions in the Investment Company Act of 1940 (“Investment Company Act”) and the Investment Advisers Act of 1940 (“Investment Advisers Act”) and the regulations thereunder that address conflicts of interest. For example, officers of the Corporation may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the EV Funds because of their status as “affiliated persons” of “affiliated persons” of the EV Funds. The Corporation's and the EV Funds’ compliance programs and procedures are designed to prevent, or identify and correct, violations of such provisions. This Code does not, and is not intended to, duplicate, change or replace those programs and procedures, and such conflicts fall outside of the parameters of this Code.

     Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationships between the Corporation and the EV Funds, the officers of which may also be officers of the Corporation. As a result, this Code recognizes that the officers of the Corporation, in the normal course of their duties (whether formally for the Corporation or for the EV Funds, or for all of them), will be involved in establishing policies and implementing decisions that will have different effects on each entity. The participation of the officers in such activities is inherent in the contractual relationships between those entities and is consistent with the performance by the officers of their duties as officers of the Corporation. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, the Board recognizes that officers of the Corporation may also be officers or employees of one or more investment companies or Subsidiaries covered by this Code or other codes of ethics.

Corporate Opportunities

     Each of our Directors, officers and employees holds a personal duty to the Corporation to advance the Corporation’s legitimate business interests when the opportunity so arises. No Director, officer or employee of the Corporation is permitted to:

  take personally, whether for economic gain or otherwise, any business opportunity discovered though the use of the Corporation’s property or information or such person’s position with the Corporation, where such opportunity might be taken by the Corporation, unless, after full disclosure, it is authorized in writing by the chief executive officer of the Corporation;
  use any of the Corporation’s corporate property, information, or his or her position with the Corporation for personal gain to the detriment of the Corporation; or
  compete with the Corporation.

Confidentiality/Insider Information

     It is imperative that our Directors, officers and employees safeguard confidential information including, but not limited to, information regarding transactions contemplated by the Corporation and the Corporation’s finances, business, computer files, employees, present and prospective customers and suppliers and stockholders. You must not disclose confidential information except where disclosure is authorized by the Corporation’s chief executive officer or Legal Department, or is otherwise required by applicable law. Your obligation to preserve and not disclose the Corporation’s confidential information continues even after your employment by the Corporation ends.

     You must keep confidential, and not discuss with anyone other than other employees for valid business purposes, information regarding Client investment portfolios, actual or proposed securities trading activities of any Client, or investment research developed in the Corporation. You should take appropriate steps, when communicating the foregoing information internally, to maintain confidentiality, for example, by using sealed envelopes, limiting computer access, and speaking in private.

     As noted above, no officer, Director or employee of the Corporation may in any manner use his or her position with the Corporation or any information obtained in connection therewith for his or her personal gain. Your obligations to the Corporation in this regard within the context of non-public, or “insider” information regarding the Corporation compel particular emphasis. Directors, officers and employees must not disclose or use or attempt to use “confidential” or “insider” information to further their own interests or for personal gain, economic or otherwise or for any other reason except the conduct of the Corporation’s business.

     “Insider information” is non-public information that could affect the market price of our stock or influence investment decisions. Our officers, directors and employees are prohibited from disclosing or using non-public information for personal gain, whether through the purchase or sale of our publicly traded securities or otherwise, and are urged to avoid even the appearance of having disclosed or used non-public information in this manner. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal and may result in civil and/or criminal penalties. Every employee is responsible for being familiar with the Eaton Vance Policies and Procedures in Prevention of Insider Trading, available upon request from the Chief Compliance Officer of Eaton Vance Corp.

Protection and Proper Use of Other Corporation Assets

     All of our Directors, officers and employees should endeavor at all times to protect our Corporation assets and ensure their efficient use. Theft, carelessness and waste can have a direct impact on the Corporation and our profitability; corporate assets should be used only for legitimate business purposes and in an otherwise responsible and reasonably efficient manner.

Fair Dealing

     Although other sections of this Code specifically address your compliance with applicable laws and regulations and other standards, as a general matter, all of our directors, officers and employees shall endeavor under all circumstances to deal fairly with our customers, suppliers, competitors and employees. No Director, officer or employee of the Corporation shall take unfair advantage in the context of his or her position with the Corporation of any other person or entity through manipulation, concealment, abuse of privileged information, misrepresentation of material fact or any other unfair-dealing practice.

Compliance with Laws and Regulations

     The Corporation and its employees shall comply with all laws and regulations applicable to its business, including, but not limited to, the following:

Securities Law. Applicable federal and state securities laws, including but not limited to the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, and the rules and regulations of the Securities and Exchange Commission (the “SEC”), as well as applicable rules of the NASD and, in the case of Eaton Vance Corp., the listed company rules of the New York Stock Exchange.

Antitrust. Antitrust and related laws designed to protect against illegal restraint of competition. The Corporation will not engage or attempt to engage in agreements with competitors or suppliers to fix or illegally discriminate in pricing, or participate or attempt to participate in any form of bid rigging.

Foreign Activities. The U.S. Foreign Corrupt Practices Act and, in the case of a Subsidiary organized and doing business in a foreign country, the applicable laws of such country. Actions taken outside the U.S., whether by non-U.S. personnel or by U.S. personnel operating internationally which may be in conformance with local custom, may be viewed as against permissible American standards of conduct. Accordingly, in instances where U.S. laws, regulations and standards relating to ethical conduct are more restrictive than those of a particular locality outside the U.S., conduct should be governed by U.S. standards.

     You are not expected to know every detail of these or other applicable laws or rules, but should review the Foreign Corrupt Practices Act Policy attached to the Code of Ethics as Appendix 4 and seek advice from the Corporation’s internal auditing staff, independent auditor, or internal legal staff, as appropriate.

Illegal or Unethical Payments

     The Corporation does not permit illegal, improper, corrupt or unethical payments to be made in cash, property, or services by or on behalf of the Corporation in order to secure or retain or attempt to secure or retain business or other advantages, including, but not limited to, payments to any employee of a customer or supplier of the Corporation for the purpose of influencing that employee’s actions with respect to his employer’s business. Such payments may constitute a crime in most U.S. and foreign jurisdictions. In jurisdictions where they are not so considered, they are regarded by the Corporation as unethical payments. Agents and representatives of the Corporation are required to follow the provisions of this Code in their dealings on behalf of the Corporation.

Public Officials. Reasonable business entertainment, such as lunch, dinner, or occasional athletic or cultural events may be extended to government officials, but only where permitted by local law.

Customers and Others. Business entertainment that is reasonable in nature, frequency and cost is permitted, as is the presentation of modest gifts where customary. Because no clear guidelines define the point at which social courtesies escalate to, and may be regarded as, improper or unethical payments, extreme care must be taken in this regard. This is subject to the applicable rules of the NASD with respect to employees of EVD.

Form of Payments of Amounts Due Agents, Representatives and Others. All payments for commissions or other similar obligations are to be paid by check or draft, bank wire transfer, or other authorized means, and shall, in each case, be made payable to the order of the recipient or his authorized agent. The use of currency or other forms of “cash” payments is not acceptable.

Accounting and Financial Reporting Standards

     The Corporation has implemented and will comply with generally accepted accounting principles for entries on our books and records. Entries should be properly authorized, complete, and accurate and reflect the transactions to which they relate. No false, artificial, misleading or deceptive entries should be made for any reason. No employee of the Corporation shall provide false information to, or otherwise mislead, our independent or internal auditors.

     Bank or other accounts shall be fully accounted for and accurately described in our records.

     In addition to this Code, Eaton Vance Corp. has adopted a Code of Ethics for Principal Executive and Senior Financial Officers, which supplements this Code and is intended to promote (a) honest and ethical conduct and avoidance of improper conflicts of interest; (b) full, fair, accurate, timely, and understandable disclosure in the Corporation’s periodic reports; and (c) compliance by such senior financial executives with all applicable governmental rules and regulations.

Outside Directorships and Employment

     No officer or employee of the Corporation may serve as a director, officer, employee, trustee, general partner, or paid consultant of any corporation or other entity, whether or not for pay, without the prior written approval of his or her department head and the Chief Legal Officer. This restriction shall not apply to serving any charitable or non-profit organization.

Media Inquiries

     Occasionally, employees may receive an inquiry from a media representative requesting information or comment on some aspect of the Corporation’s affairs. Such questions must be referred to the Corporation’s Director of Public Affairs or the Legal Department, unless specifically covered by a formal procedure adopted by the Corporation.

Political Activities

     Employees are encouraged to participate in political activities as they see fit, on their own time and at their own expense. The Corporation will not compensate or reimburse employees for such activities.

     The Corporation will not contribute anything of value to political parties, candidates for public office or elected officials, except in jurisdictions where such contributions are legal and approved by our Chief Executive Officer and Chief Financial Officer and reported to the Board. Furthermore, without such approval, no corporate asset may be used in support of any organization whose political purpose is to influence the outcome of a referendum or other vote of the electorate on public issues.

Discipline

     Any employee who violates or attempts to violate this Code or any other formal policies of the Corporation may be subject to disciplinary action, up to and including termination, in management’s discretion.

Periodic Review and Revision

     Management reserves the right to amend and revise this Code in its sole discretion. Management shall report such amendments to the Board at its next following meeting. At least annually Management shall provide a report to the Board regarding material violations of this Code, and the Board shall review this Code at least annually. Employees will be apprised promptly of any changes to the policies, procedures and obligations set forth herein.

Reporting Obligation

     It is the responsibility of each of our employees who has knowledge of misappropriation of funds, activities that may be of an illegal nature, or other incidents involving company loss, waste, and abuse or other violations of this Code to promptly report, in good faith, the situation to the Chief Compliance Officer.

Prohibition Against Retaliation

     Under no circumstances may the Corporation or any director, officer or employee of the Corporation discharge, demote, suspend, threaten, harass or in any other manner discriminate against an employee in the terms or conditions of his or her employment on the basis of any lawful act by that employee to:

•	provide information, cause information to be provided, or otherwise assist in an investigation regarding any conduct which the employee reasonably believes constitutes a violation of the federal securities laws, the rules and regulations of the SEC or any provision of federal law relating to fraud against shareholders, when the information or assistance is provided to, or the investigation conducted by:

	o	A federal regulatory or law enforcement agency;

	o	Any member of Congress or any committee of Congress; or

	o	Any person with supervisory authority over the employee (or such other person working for the employer who has the authority to investigate, discover, or terminate misconduct); or

•	file, cause to be filed, testify, participate in or otherwise assist in a proceeding filed or about to be filed (with any knowledge of the employer) relating to any such alleged violation.

No Rights Created; Not Exclusive Code

     This Code is a statement of certain fundamental principles, policies and procedures that govern the Corporation’s Directors, officers and employees in the conduct of the Corporation’s business. It is not intended to and does not create any rights in any employee, customer, client, supplier, competitor, shareholder or any other person or entity.

     This Code is not the exclusive code of ethics applicable to employees of the Corporation, who are also subject to the code of ethics – policy on personal securities transactions, designed to comply with the requirements of rules under the Investment Company Act of 1940 and the Investment Advisers Act of 1940.

GENERAL PROVISIONS

     1. Maintenance of List of Access Persons and Investment Professionals: Notification. The Compliance Assistant shall maintain a list of all Access Persons and Investment Professionals, shall notify each of his or her status, and shall ensure that each has received a copy of the Code of Ethics.

     2. Review of Securities Reports. The Chief Compliance Officer shall ensure that all Initial and Annual Reports of Securities Holdings and Quarterly Transaction Reports, together with all Securities Transaction Confirmations and Account Statements received by the Compliance Assistant, will be reviewed in accordance with the attached Procedures (Appendix 1).

     3. Certifications by Employees. Each employee of a Company must certify at the time of hire and annually thereafter that he or she has read and understood the Code of Ethics and has complied and will comply with its provisions. In addition upon any revision to a Company’s Code of Ethics, each employee of that Company must certify that he or she has read the Code, as revised, and understands and will comply with its provisions.

     4. Fund Board Approval. The Board of Trustees of each Fund, including a majority of the Independent Fund Trustees, has approved this Code of Ethics and must approve any material change hereto within six months after such change is adopted.

     5. Annual Report to Fund Board. At least annually each Company shall submit to the Board of Trustees of each Fund and each Sub-advised Fund for consideration a written report that (i) describes any issues arising under the Code of Ethics or the Procedures since the last report the Board, including information about material violations of the Code of Ethics or the Procedures and the sanctions imposed in response to material violations, and (ii) certifies that each Company has adopted procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics.

     6. Recordkeeping Requirements. Each Company shall maintain the following records at its principal place of business in an easily accessible place and make these records available to the Securities and Exchange Commission (“Commission”) or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination:

(1)	copies of the Code of Ethics currently in effect and in effect at any time within the past five (5) fiscal years;
(2)	a record of any violation of the Code of Ethics and of any action taken as a result of the violation, to be maintained for at least five (5) years after the end of the fiscal year in which the violation occurred;
(3)	copies of each report referred to in sections C or D.8 of the Policy on Personal Securities Transactions (“Policy”), Part I above, to be maintained for at least five (5) years after the end of the fiscal year in which the report is made or information provided (notwithstanding the foregoing, any confirmation relating to a Securities transaction subsequently reported in a monthly, quarterly or annual account statement may be disposed of following the receipt of such account statement);
(4)	a record of all persons, currently or within the past five (5) fiscal years, who are or were required to make reports referred to in section D.8 of the Policy and who are or were responsible for reviewing such reports;
(5)	copies of each certification referred to in paragraph 3 of these General
Provisions made by a person who currently is, or in the past five (5) years was, subject to this Code of Ethics, to be maintained for at least five (5) years after the fiscal year in which the certification made; and
(6)	a copy of each Annual Report to a Fund Board referred to in paragraph 5 above, to be maintained for at least five (5) years after the end of the fiscal year in which it was made.

     7. Confidentiality. All reports and other documents and information supplied by any employee of a Company or Access Person in accordance with the requirements of this Code of Ethics shall be treated as confidential, but are subject to review as provided herein and in the Procedures, by senior management of EVC, by representatives of the Commission, or otherwise as required by law, regulation, or court order.

     8. Interpretations. If you have any questions regarding the meaning or interpretation of the provisions of this Code of Ethics, please consult with the Compliance Attorney.

     9. Violations and Sanctions. Any employee of a Company who violates any provision of this Code of Ethics shall be subject to sanction, including but not limited to censure, a ban on personal Securities trading, disgorgement of any profit or taking of any loss, fines, and suspension or termination of employment. Each sanction shall be recommended by the Chief Compliance Officer and approved by the Management Committee of EVC. In the event the Chief Compliance Officer violates any provisions of this Code of Ethics, the Chief Legal Officer shall recommend the sanction to be imposed for approval by the Management Committee of EVC.

     If the Chief Compliance Officer believes that any Fund trustee who is not an employee of a Company has violated any provision of the Policy, he or she shall so advise the trustees of the Fund, providing full particulars. The Fund trustees, in consultation with counsel to the Fund and/or counsel to the Independent Trustees, shall determine whether a material violation has occurred and may impose such sanctions as they deem appropriate.

     In adopting and approving this Code of Ethics, the Company and the Fund or Sub-advised Fund Boards of Trustees do not intend that a violation of this Code of Ethics necessarily is or should be considered to be a violation of Rule 17j-1 under the Investment Company Act of 1940.

END